                                                                   Exhibit 10.30

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT

                                 by and between

                                  SEPRACOR INC.

                                       and

                          HOECHST MARION ROUSSEL, INC.

                                 August 31, 1999

      This document is the confidential information of both parties hereto. It should be distributed on a need-to-know basis and kept in secure area.

ARTICLE 1 - DEFINITIONS................................................2

ARTICLE 2 - ASSIGNMENT AND LICENSE GRANT...............................6

ARTICLE 3 - ROYALTIES AND OTHER CONSIDERATION..........................7

ARTICLE 4 - ROYALTY PAYMENTS, REPORTS AND RECORDS......................7

ARTICLE 5 - RIGHTS IN TECHNOLOGY, INVENTIONS AND PATENTS..............10

ARTICLE 6 - INFRINGEMENT INVOLVING PRODUCT............................10

ARTICLE 7 - CONFIDENTIALITY...........................................12

ARTICLE 8 - TERM......................................................13

ARTICLE 9 - BREACH AND TERMINATION....................................13

ARTICLE 10 - RIGHTS AND OBLIGATIONS UPON TERMINATION..................14

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES...........................14

ARTICLE 12 - INDEMNIFICATION..........................................16

ARTICLE 13 - CHOICE OF LAW............................................16

ARTICLE 14 - FORCE MAJEURE............................................17

ARTICLE 15 - NOTICES..................................................17

ARTICLE 16 - WAIVER...................................................18

ARTICLE 17 - ENTIRE AGREEMENT.........................................18

ARTICLE 18 - ASSIGNMENT...............................................18

ARTICLE 19 - TITLES...................................................19

ARTICLE 20 - PUBLICITY................................................19

ARTICLE 21 - UNENFORCEABLE PROVISIONS.................................21

ARTICLE 22 - CONSTRUCTION.............................................21

ARTICLE 23 - HMR OWNERSHIP............................................21


                                        -

ARTICLE 24 - EXECUTION................................................22

ARTICLE 25 - CLOSING..................................................22

SCHEDULE 1.21     SEPRACOR PATENTS

SCHEDULE 2.1      FORM OF ASSIGNMENT

SCHEDULE 20.1     JOINT PRESS RELEASE

SCHEDULE 20.2.2   LISTING OF ALLEGRA(R)

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

This License Agreement is made as of this 31st day of August, 1999 by and between Sepracor Inc. ("Sepracor"), a Delaware corporation having a place of business at 111 Locke Drive, Marlborough, Massachusetts 01752, and Hoechst Marion Roussel, Inc. ("HMR"), a Delaware corporation having a place of business at Route 202-206, P.O. Box 6800, Bridgewater, New Jersey 08867.

BACKGROUND

WHEREAS, Sepracor is the assignee of U.S. Patent No. 5,375,693, entitled "Methods and Compositions for Treating Allergic Disorders and Other Disorders using Metabolic Derivatives of Terfenadine" (the "693 Patent") and U.S. Patent Application Serial No. 08/191,149, entitled "Methods and Compositions for Treating Allergic Disorders and Other Disorders using Optically Pure Isomers of Metabolic Derivatives of Terfenadine" (the "149 Application");

WHEREAS, Sepracor also owns a portfolio of patents and patent applications generally directed to Terfenadine Carboxylate Technology and certain know-how relating to the use of Terfenadine Carboxylate Technology;

WHEREAS, the parties entered into a license agreement on June 1, 1993 (the "1993 License Agreement"), whereby Sepracor granted HMR an exclusive license under U.S. Patent Application Serial No. 07/924,156 entitled "Methods and Compositions for Treating Allergic Disorders and Other Disorder using Metabolic Derivatives of Terfenadine" (the "156 Application") and any patents issuing therefrom, and the 693 Patent subsequently issued from a continuation of the 156 Application;

WHEREAS, HMR made two milestone payments to Sepracor under the 1993 License Agreement, such payments were made under protest and totaled [**];

WHEREAS, an interference was declared by the U.S. Patent and Trademark Office ("PTO") relating to the 693 Patent, the 149 Application, and HMR's U.S. Patent Application Serial No. 08/397,542, entitled "A Method of Providing an Antihistaminic Effect in a Hepatically Impaired Patient" (the "542 Application");

WHEREAS, on the terms and conditions set forth herein, Sepracor is willing to assign the Assigned Patents (as defined below) to HMR and license to HMR the exclusive right to use additional Sepracor Patents and Sepracor Know-How to develop and sell Products; and

WHEREAS, HMR wishes to accept such assignment and license.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties to this

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Agreement mutually agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the following meanings, unless the context clearly requires otherwise:

1.1 Affiliate. "Affiliate" shall mean, with respect to either party hereto, any corporation, company, partnership, joint venture or any other entity which directly or indirectly controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" shall mean direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities of the entity.

1.2 Agreement. "Agreement" shall mean this License Agreement, including all Schedules hereto.

1.3 Assigned Patents. "Assigned Patents" shall mean U.S. Patent No. 5,375,693, U.S. Patent Application Serial No. 08/191,149, and any and all related United States patent applications, including any additions, divisions, continuations, continuations-in-part, reissues, reexaminations, substitutions, extensions, patent term extensions and renewals thereof, and patents issued therefrom.

1.4 Business Day. "Business Day" shall mean a day on which banks are open for business in both Marlborough, Massachusetts and Bridgewater, New Jersey.

1.5 Closing Date. "Closing Date" shall mean the latest of (a) the date on which Sepracor executes this Agreement; (b) the date on which HMR executes this Agreement; and (c) if applicable, not later than the fifth Business Day following the expiration or earlier termination of any notice and waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act").

1.6 Combination Patent. "Combination Patent" shall mean United States Patent Application Serial No. [**], and any and all related United States patent applications, including any additions, divisions, continuations, continuations-in-part, reissues, reexaminations, substitutions, extensions, patent term extensions and renewals thereof, and patents issued therefrom.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

1.7 Combination Product. "Combination Product" shall mean a Product which is comprised in part of Compound, and in part of one or more other active ingredients; provided, however, that Combination Product shall not include any Product encompassed by a Live Claim of an issued Combination Patent. Notwithstanding the foregoing, Products containing Compound and pseudoephedrine as the only active ingredients, including but not limited to the Product currently identified by the trademark Allegra-D(R), shall not be considered a Combination Product for the purposes of this Agreement.

1.8 Compound. "Compound" shall mean the terfenadine metabolite known as terfenadine carboxylate and fexofenadine, also identified by the chemical name 4-[1-hydroxy-4-[4-(hydroxydiphenylmethyl)-1-piperidinyl]butyl]-
      (alpha),(alpha)-dimethyl benzeneacetic acid, and any stereoisomer, solvate, clathrate, salt, or non-covalent derivative thereof.

1.9 Confidential Information. "Confidential Information" shall mean all Sepracor Know-How, and all technical and scientific know-how and information, pre-clinical and clinical trial results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, designs, drawings, apparatus, written and oral representations of data, specifications, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement. When Confidential Information is disclosed in a manner other than in writing, it shall be reduced to written form, marked "Confidential" and transmitted to the receiving party within [**] Business Days of disclosure to the receiving party.

1.10 Control or Controlled. "Control" or "Controlled", when used in connection with intellectual property rights, shall mean the legal authority or right of a party hereto to grant a license or sublicense of intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party. Information that is generally known or available to the public as of the Closing Date, or which becomes known or available to the public through no fault of the party, shall not be deemed Controlled by a party hereto.

1.11  Dollar. "Dollar" shall mean lawful money of the United States of America.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

1.12 Generic Equivalent. "Generic Equivalent" shall mean any pharmaceutical product that is sold by a Third Party without the consent or approval of HMR or any Affiliate or Licensee thereof, and which includes the same Compound as an active ingredient as that used in a particular Product for the same indication and by the same route of administration as the particular Product. For the purposes of this Section 1.12, an Optically Pure stereoisomer of a Compound shall be considered a separate and distinct Compound, and solvates, clathrates, salts or noncovalent derivatives of a Compound shall be considered one and the same Compound.

1.13 Improvement. "Improvement" shall mean any enhancement of or improvement to Terfenadine Carboxylate Technology developed, invented or acquired by, or coming under the Control of, Sepracor during the term of this Agreement.

1.14 Licensee. "Licensee" shall mean any person, corporation, unincorporated body, or other entity that is not an Affiliate of HMR and to whom HMR grants a license or sublicense of the rights assigned or granted to HMR pursuant to this Agreement.

1.15 Live Claim. "Live Claim" shall mean a claim of any issued, unexpired patent which has not been withdrawn, canceled or surrendered, or held invalid or unenforceable by a court of competent jurisdiction in a final, unappealable decision.

1.16 Net Sales. "Net Sales" shall mean the gross amount invoiced by HMR and its Affiliates and Licensees on account of sales of Product to Third Parties in the Territory, less the total of (a) [**] and/or [**] and other [**] to the extent [**] in the [**] and other [**] to the extent [**] in the [**] by reason of [**] or the equivalents thereof.

      Actual Net Sales for any Combination Product (except Product encompassed by a Live Claim of an issued Combination Patent) shall be multiplied by the Combination Allocation Portion (as defined below) attributable to such Combination Product. The "Combination Allocation Portion", as used herein, shall mean [**] only the [**] of the [**] only the [**] and the [**] of the [**] that are [**] in Section 1.16(a)-(f) above. [**] for the [**] in the [**] that are [**] on the [**]

1.17 Optically Pure. "Optically Pure" shall mean Compound comprising at least ninety percent (90%) by weight of one stereoisomer and ten percent (10%) by weight or less of the other stereoisomer.

1.18 Payment Period. "Payment Period" shall mean a calendar quarter ending on March 31st, June 30th, September 30th, or December 31st .

1.19 Product. "Product" shall mean any composition which contains Compound as an active ingredient. Product shall include any Product encompassed by a Live Claim of an issued Combination Patent. Product containing an Optically Pure stereoisomer of a Compound shall be considered a separate and distinct Product. Product containing solvates, clathrates, salts or noncovalent derivatives of a Compound shall be considered one and the same Product. If encompassed by a Live Claim of a Combination Patent, Product containing one or more leukotriene inhibitors and fexofenadine shall be considered a separate and distinct Product, and not a Combination Product. Line extensions of a Product shall be considered one and the same Product; for example, the composition currently identified by the trademark Allegra-D(R) shall be considered the same Product as the composition currently identified by the trademark Allegra(R).

1.20 Sepracor Know-How. "Sepracor Know-How" shall mean all proprietary, non-public Terfenadine Carboxylate Technology, including, without limitation, processes, techniques, formulas, data, methods, equipment designs, know-how, show-how and trade secrets, discoveries, practices, inventions, technology, manufacturing procedures, test procedures, purification and isolation techniques, instructions, test data and other intellectual property, patentable or otherwise, tangible or intangible, that are owned or Controlled by Sepracor as of the Closing Date or which were developed by or at the request of Sepracor prior to or during the term of this Agreement and which are not generally known; provided, however, that "Sepracor Know-How" shall not include any HMR information or materials.

1.21 Sepracor Patents. "Sepracor Patents" shall mean all United States patents and patent applications owned or Controlled by Sepracor and relating to Terfenadine Carboxylate Technology, including those set forth in Schedule
      1.21 hereto as it may be updated from time to time, and all additions, divisions, continuations, continuations-in-part, substitutions, extensions, patent term extensions and renewals thereof, and patents issued thereon. The term "Sepracor Patents" includes Combination Patents, but does not include the Assigned Patents.

1.22 Sepracor Technology. "Sepracor Technology" shall mean the Sepracor Patents, Sepracor Know-How and Improvements.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

1.23 Terfenadine Carboxylate Technology. "Terfenadine Carboxylate Technology" shall mean technology related to Compound, including, but not limited to, methods of use, processes, compositions, or formulations thereof.

1.24 Territory. "Territory" shall mean the United States of America and its territories and possessions as of the Closing Date.

1.25 Third Party. "Third Party" shall mean any person, corporation, unincorporated body, or other entity other than Sepracor and HMR and their respective Affiliates and HMR's Licensees.

ARTICLE 2 - ASSIGNMENT AND LICENSE GRANT

2.1 On the Closing Date, Sepracor shall assign all right, title and interest to the Assigned Patents to HMR pursuant to an assignment substantially in the form attached hereto as Schedule 2.1. HMR may, at its sole discretion, attend to filing and recordation thereof with the U.S. Patent and Trademark Office (PTO).

2.2 Sepracor grants to HMR an exclusive license (exclusive even as to Sepracor) to develop, have developed, make, have made, use, market, sell, have sold and distribute Product in the Territory under the Sepracor Technology, subject to the terms and conditions set forth in this Agreement.

2.3 The rights and licenses granted hereunder to the Sepracor Patents shall be sublicensable by HMR subject to the terms and conditions set forth in this Agreement, provided that HMR remains responsible to Sepracor under this Agreement and each Licensee confirms in writing to HMR that it agrees to be bound by all of the terms and conditions contained in this Agreement.

2.4 To the extent necessary, each of Sepracor and HMR shall file within fifteen (15) days after the date of this Agreement with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, any notification and report form required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby. The parties shall cooperate with one another to the extent necessary in the preparation of any notification and report form required to be filed under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any filing under the HSR Act.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

ARTICLE 3 - ROYALTIES AND OTHER CONSIDERATION

3.1 In consideration of the assignment of the Assigned Patents and the rights and licenses granted under the Sepracor Technology:

      3.1.1 HMR shall pay to Sepracor a royalty of [**] on the Net Sales of Product in the Territory ("Royalties");

      3.1.2 Royalties shall be payable on Net Sales of Product in the Territory for sales made on or after February 17, 2001, and shall continue on a Product by Product basis until the first to occur of the following events: (1) with respect to a particular Product line, the introduction in the Territory of a Generic Equivalent of a Product in such Product line by a Third Party without approval or consent of HMR or any Affiliate or Licensee thereof; or (2)(a) with respect to all Products (except as provided in clause (2)(b) below), the anniversary of the Closing Date in the year 2012, or (b) with respect to a Product encompassed by a Live Claim of an issued Combination Patent, the expiration date of such Combination Patent. Royalties payable for the month of February 2001 shall be calculated on a pro rata basis, i.e., twelve twenty-eighths (12/28) of the total Net Sales for February 2001 will be used to calculate the Royalties due for February 2001. In addition, Royalties payable for the month during which Royalties on a Product cease to be payable shall also be calculated on a pro rata basis ; and

      3.1.3 Sepracor shall retain the payment of [**] made by HMR to Sepracor on April 30, 1997, and the payment of [**] made by HMR to Sepracor on May 4, 1998, both payments having been made by HMR to Sepracor in connection with Section 4.1 of the 1993 License Agreement and under protest, and such payments shall be non-refundable and non-creditable.

ARTICLE 4 - ROYALTY PAYMENTS, REPORTS AND RECORDS

4.1 HMR shall deliver to Sepracor within [**] days following the end of each Payment Period, beginning with the first Payment Period, a written report (the "Royalty Statement") describing, for the applicable Payment Period:

      (a)   the gross sales during the Payment Period for all Products;

      (b)   the Net Sales during the Payment Period for all Products; and

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      (c) the calculation used to determine the total Royalties due for the Payment Period.

4.2 Each Royalty Statement for a Payment Period required by Section 4.1 above shall be accompanied by full payment to Sepracor, made in accordance with
      Section 4.3, of Royalties and any interest that may have accrued in accordance with Articles 3 and 4.

4.3   With regard to any payments due to Sepracor, the following shall apply:

      (a) All payments to Sepracor pursuant to this Agreement shall be made by wire transfer, to Fleet Bank of Massachusetts, 75 State Street, Boston, Massachusetts 02109 (ABA #011000138) to Account No. [**] or such other bank or account as Sepracor may from time to time designate in writing. All such payments shall be made in Dollars.

      (b) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

      (c) Payments hereunder shall be considered to be made as of the day on which they are received in Sepracor's designated bank account.

      (d) All payments due to Sepracor hereunder but not paid by HMR on the due date thereof shall bear interest at the rate which is the lesser of: (i) LIBOR plus two percent (2%) per annum; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

4.4 Any income or other taxes which HMR is required by law to pay or withhold on behalf of Sepracor with respect to Royalties, and any interest thereon, payable to Sepracor under this Agreement, shall be deducted from the amount of such Royalties and interest due, and paid or withheld, as appropriate, by HMR on behalf of Sepracor. Any such tax required to be paid or withheld shall be an expense of, and borne solely by, Sepracor. The previous two sentences notwithstanding, the parties hereto will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law, in order to enable HMR to make such payments to Sepracor without any deduction or withholding.

4.5 HMR shall keep and maintain, and shall cause its Affiliates and its Licensees to keep and maintain, complete and accurate records and books of account in sufficient detail and form so as to enable Royalties and any interest payable to be determined, including, but not limited to, true and accurate records of sales of Products and calculations of Net Sales and Royalties. Sepracor shall have the right to audit the records of HMR at its own expense (except as otherwise provided in Section 4.6) using HMR's independent certified accountants unless good cause can be shown as to why such accountants should not be used, in which case Sepracor may elect to use any nationally recognized firm of independent certified accountants to whom HMR has shown no good cause objection. Such accountants will have access on reasonable notice to HMR and its Affiliates' and Licensees' records during reasonable business hours for the purpose of verifying the Royalties and any interest payable as provided in this Agreement for the two preceding years. Notwithstanding the foregoing, this right may not be exercised more than once in any calendar year, and once a calendar year is audited it may not be reaudited, and said accountant shall disclose to Sepracor only information relating solely to the accuracy of the Royalty Statements provided to Sepracor and the payments made to Sepracor under this Agreement.

4.6 Any adjustment required as a result of an audit conducted under this Article shall be made within twenty-five (25) days after the date on which the accountant conducting the audit issues a written report to Sepracor and HMR containing the results of the audit. If any underpayment by HMR is greater than ten percent (10%) of the amount previously paid to Sepracor for the relevant Payment Period, the costs and expenses of the audit shall be paid for by HMR. In the case of overpayment, HMR may elect, at its option, to either offset any Royalties and any interest payable to Sepracor by the amount of the overpayment or request reimbursement and HMR shall, within [**] Business Days of issuance of the auditor's written report, provide written notice to Sepracor of its election regarding any overpayment. If HMR elects reimbursement of an overpayment, Sepracor shall have the longer of a) ten (10) Business Days from its receipt of HMR's written notice, or
      b) ten (10) days after the date on which the accountant conducting the audit issues a written report to Sepracor and HMR containing the results of the audit, to send HMR the requested overpayment reimbursement.

4.7 No part of any amount payable to Sepracor under this Agreement may be reduced due to any counterclaim, set-off, adjustment or other right which HMR might have against Sepracor, any other party or otherwise, except as expressly stated to the contrary in this Agreement.

ARTICLE 5 - RIGHTS IN TECHNOLOGY, INVENTIONS AND PATENTS

5.1 Sepracor agrees to use reasonable efforts to continue, at its sole cost and expense, the prosecution of the Sepracor Patents and maintenance of the Sepracor Patents and Sepracor Know-How. Prosecution of pending patent applications shall mean through final patent office appeal and any interference proceedings or the like, including, but not limited to, re-issue applications and re-examination proceedings.

5.2 After the Closing Date, Sepracor and HMR shall consult with each other in connection with the prosecution and maintenance of the Sepracor Patents. Sepracor agrees to provide HMR with a reasonable opportunity to comment on all material written correspondence with the PTO in connection with Sepracor Patents, and Sepracor shall notify HMR of the allowance, grant or acceptance of any Sepracor Patent. Should Sepracor decide not to pursue or maintain any of the Sepracor Patents, it shall first offer to assign such Sepracor Patents to HMR before letting such Sepracor Patents lapse.

5.3 Sepracor shall consult and cooperate with HMR in good faith with respect to the filing and prosecution of any patent applications for Improvements and the maintenance of patents issued thereon including, without limitation, by executing and obtaining from employees and other persons all assignments and other documents reasonably required in connection therewith.

5.4 The parties agree to cooperate in order to avoid loss of any rights which may otherwise be available to the parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 and other similar measures. Without limiting the foregoing, each of HMR and Sepracor agrees to provide the other with reasonable information and assistance in order to permit the timely filing of an application for patent term extension within the sixty (60) day period following NDA approval to market Product in the United States.

ARTICLE 6 - INFRINGEMENT INVOLVING PRODUCT

6.1 In the event that either HMR or Sepracor becomes aware of Third Party infringement of any issued Sepracor Patent in the Territory, which infringement involves Product, it will notify the other party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such Third Party.

      6.1.1 Except as provided in Section 6.1.3, HMR shall have the right, but not the obligation, to enforce (with Sepracor's cooperation and at HMR's expense) any Sepracor Patents licensed hereunder against infringement by Third Parties. Any recovery or damages derived from enforcement of any Sepracor Patent shall be used to first reimburse HMR for its documented out-of-pocket legal expenses and costs relating to such enforcement, then to reimburse Sepracor for its documented out of pocket legal expenses and costs relating to such enforcement. Any remaining compensatory damages, such as lost profit damages and reasonable royalty damages, shall be treated as Net Sales hereunder for which Sepracor shall be entitled to receive a royalty as provided in Articles 3 and 4 of this Agreement. Any punitive damages, exemplary damages, or other enhanced damages shall be shared equally by the parties.

      6.1.2 Except as provided in Section 6.1.3, in the event of infringement of Sepracor Patents, if HMR does not file suit or enter into negotiations with the Third Party infringer of such Sepracor Patents within three (3) months of receiving evidence of such infringement that provides a reasonable basis for jurisdiction of a court, then Sepracor shall have the right, but not the obligation, to enforce the Sepracor Patents against such infringement (on its own behalf and at its own expense). Any recovery or damages derived from enforcement of any Sepracor Patent shall first be used to reimburse Sepracor for its documented out of pocket legal expenses and costs relating to such enforcement, then to reimburse HMR for its documented out of pocket legal expenses and costs relating to such enforcement. Any remaining damages shall be divided by allocating three quarters of such damages to Sepracor and one quarter of such damages to HMR.

      6.1.3 Notwithstanding any other provisions herein, if HMR, or its Affiliates or Licensees is not selling any Product recited in a Live Claim of an issued Combination Patent in the Territory, and infringement by a Third Party involves Product recited in a Live Claim of an issued Combination Patent, Sepracor shall have the right, but not the obligation, to enforce the Combination Patents against such infringement (on its own behalf and at its own expense), and Sepracor shall retain all recoveries from such enforcement.

6.2 In any suit or dispute involving infringement of Sepracor Patents or Assigned Patents by a Third Party, the parties shall cooperate fully. Upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit (at reasonable times and under appropriate conditions) all relevant assistance. In particular, the parties agree to furnish technical and other necessary assistance to each other in conducting any litigation necessary to enforce or defend the Sepracor Patents and Assigned Patents against Third Parties.

ARTICLE 7 - CONFIDENTIALITY

7.1 During the term of this Agreement, and for a period of five (5) years thereafter, each party hereto will maintain in confidence all Confidential Information disclosed by the other party hereto. Neither party shall use, disclose or grant use of such

      Confidential Information except as required under this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party shall obtain prior agreement from its employees, agents, consultants, Affiliates, Licensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such employees, agents, consultants, Affiliates, Licensees, and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which:

      7.1.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

      7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

      7.1.3 becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

      7.1.4 was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other party not to disclose such information; or

      7.1.5 was independently developed by the receiving party without reference to the disclosure by the other party.

7.2 The parties agree that the material financial terms of the Agreement shall be considered the Confidential Information of both parties.

7.3 Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation. In addition, either party may disclose Confidential Information to its Affiliates, and HMR may disclose Confidential Information to Licensees; provided, however, in connection with any such disclosure the disclosing party shall use diligent efforts to secure confidential treatment of such information.

7.4 The parties shall undertake to ensure that all their employees who have access to Confidential Information of the other party are under obligations of confidentiality fully consistent with those provided in this Article 7.

7.5 To the extent legally required, the parties agree to comply with the requirements of 35 U.S.C.ss.135(c) relating to submission of agreements between the parties to the U.S. Patent and Trademark Office.

ARTICLE 8 - TERM

8.1 This Agreement will commence as of the Closing Date and, unless sooner terminated as provided hereunder, shall continue in full force and effect until the expiration of the last to expire of the Combination Patents, after which time HMR will have a fully paid-up, royalty-free and irrevocable non-exclusive license under the Sepracor Technology in the Territory.

ARTICLE 9 - BREACH AND TERMINATION

9.1 In the event HMR or Sepracor are in material breach of any of the respective obligations and conditions contained in this Agreement, the other party shall be entitled to give the breaching party written notice requiring it to cure such material breach. If such material breach is not cured within ninety (90) days after receipt of such written notice, the notifying party may seek a determination of damages for the uncured breach from the breaching party. If the uncured breach is an uncured material breach under Section 20.6 of this Agreement, Sepracor agrees that such uncured breach may result in irreparable harm to HMR and HMR may seek temporary or permanent injunctive relief or other equitable relief.

9.2 If HMR fails to pay Sepracor Royalties, or any interest thereon, due and payable in accordance with the terms of this Agreement, and such Royalties or interest are not paid to Sepracor within ninety (90) days after receipt of written notice as set forth in Section 9.1 above, Sepracor shall have the right to terminate this Agreement by giving written notice thereof to HMR, which notice shall take effect immediately upon issuance. In addition, immediately upon receipt of such termination notice, HMR shall assign to Sepracor the entire right, title, and interest in and to the Assigned Patents.

9.3 In the event that one of the parties hereto becomes bankrupt or insolvent, a receiver or a trustee is appointed for the property or estate of such party and said receiver or trustee is not removed within sixty (60) days, or the party makes an assignment for the benefit of its creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving a written notice to the first party.

9.4 Nothing herein shall prevent either party hereto from exercising such party's right to obtain temporary or permanent injunctive relief or other equitable relief.

ARTICLE 10 - RIGHTS AND OBLIGATIONS UPON TERMINATION

10.1 Termination of this Agreement by either party shall not prejudice the rights of such party under this Agreement, at law or in equity or otherwise, to seek damages or injunctive relief for any breach of this Agreement by the other party hereto.

10.2 The termination of this Agreement for any reason shall be without prejudice to (i) Sepracor's right to receive all payments accrued and unpaid as of the effective date of such termination, (ii) the provisions of Sections 4.5 and 4.6 hereof as to Payment Periods, or any portion thereof, prior to the effective date of such termination, and (iii) the remedy of either party hereto in respect of any previous breach of any of the covenants herein contained.

10.3  Articles 7, 10, 12, 20 and 23 shall survive termination of this Agreement.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1  Sepracor represents and warrants to HMR that:

      11.1.1 The execution, delivery and performance of this Agreement by Sepracor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

      11.1.2 Sepracor is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

      11.1.3 Sepracor is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement;

      11.1.4 Sepracor is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement;

      11.1.5 Sepracor is the sole and exclusive owner or licensee of the Assigned Patents, Sepracor Patents and the Sepracor Know-How, all of which, to the best of Sepracor's knowledge, are free and clear of any liens, charges and encumbrances, and, except for Sepracor's Affiliates, no other person, corporate or other private entity, or governmental entity or subdivision thereof has, or shall have, any claim of control with respect to the Assigned Patents, Sepracor Patents and the Sepracor Know-How as they relate to Terfenadine Carboxylate Technology or Product; and

      11.1.6 In the Territory, there are no Third Party claims, judgments or settlements against or owed by Sepracor pending or, to the knowledge of Sepracor, threatened, with respect to the Assigned Patents, the Sepracor Patents and the Sepracor Know-How as they relate to Terfenadine Carboxylate Technology or Product.

11.2  HMR represents and warrants to Sepracor that:

      11.2.1 The execution, delivery and performance of this Agreement by HMR does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

      11.2.2 HMR is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

      11.2.3 HMR is duly organized and validly existing under the laws of the state of its incorporation and has full legal power and authority to enter into this Agreement; and

      11.2.4 HMR is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

11.3 THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES.

ARTICLE 12 - INDEMNIFICATION

12.1 HMR agrees to defend, indemnify and hold harmless, Sepracor, its successors and assigns, and its officers, directors, employees, agents, Affiliates and any person who controls any of such persons (an "Indemnified Sepracor Party") from and against any and all liabilities, claims, demands, judgments, losses, costs, damages, fees or expenses (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Sepracor Party in connection therewith) (collectively, "Damages") that such Indemnified Sepracor Party may sustain, suffer or incur (a) arising out of or in connection with any product liability action brought by a Third Party purchaser or user (or any heir or assign thereof) of a Product, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, or (b) arising out of or in connection with acts or omissions by or on behalf of HMR or any Affiliate or Licensee thereof with respect to the manufacture, commercialization, marketing, sale or use of any Product.

12.2 Sepracor shall defend, indemnify and hold harmless HMR, its successors and assigns, and its officers, directors, employees, agents, Affiliates and any person who controls any of such persons (an "Indemnified HMR Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified HMR Party in connection therewith) (collectively, "Damages") that such Indemnified HMR Party may incur to the extent that such Damages are attributed to any breach of any representation, warranty, covenant or agreement of Sepracor contained in this Agreement.

ARTICLE 13 - CHOICE OF LAW

13.1 The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to principles of conflict of laws.

ARTICLE 14 - FORCE MAJEURE

14.1 No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following which, for the purposes of this

      Agreement, shall be regarded as beyond the control of the party in question: act of God; acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire; storm; flood; earthquake; accident; acts of the public enemy; war; rebellion; insurrection; riot; invasion; or strikes or lockouts.

ARTICLE 15 - NOTICES

15.1 Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified air mail, postage prepaid, addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party, or by telefax to the numbers set forth below, or to such changed telefax numbers as may thereafter be furnished.

      If to SEPRACOR:   Sepracor Inc.
                        111 Locke Drive
                        Marlborough, MA 01752
                        Attn: Chief Executive Officer
                        Telefax: 508-357-7495

      If to HMR:
                        Hoechst Marion Roussel, Inc.
                        Route 202-206
                        P.O. Box 6800
                        Bridgewater, New Jersey 08807-0800
                        U.S.A.
                        Attention: Vice President, Licensing and Alliances
                        Telefax: 908-231-2257

      With a copy to:
                        Morgan, Lewis & Bockius LLP
                        214 Carnegie Center
                        Princeton, New Jersey 08540
                        Attn: Randall B. Sunberg, Esq.
                        Telefax: 609-520-6639

      Any notice sent under this Article shall be deemed to have been received on the date actually received, or (i) five (5) Business Days after being mailed in the case of a notice mailed by registered or certified mail, postage prepaid; and (ii) one (1) Business Day after being transmitted in the case of a notice transmitted via telefax.

ARTICLE 16 - WAIVER

16.1 Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any provision of this Agreement in one or more instances shall operate or be construed as a waiver of any other condition or subsequent breach.

ARTICLE 17 - ENTIRE AGREEMENT

17.1 This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either party. This Agreement, including, without limitation, the Schedules attached hereto, are intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly herein is intended by either party to be legally binding.

17.2 This Agreement shall expressly supersede the 1993 License Agreement entered by and between Sepracor and HMR (formerly known as Marion Merrell Dow Inc.) on June 1, 1993. As of the Closing Date, the 1993 License Agreement shall be of no further force or effect.

ARTICLE 18 - ASSIGNMENT

18.1 Except as otherwise provided herein, this Agreement is not assignable either in whole or in part without the prior written consent of the other party; provided, however, that either party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of substantially all of the business unit to which the Agreement relates.

18.2 This Agreement will be binding upon successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the name of such party's successors and permitted assigns to the extent necessary to carry out the intent of this section.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

ARTICLE 19 - TITLES

19.1 It is agreed that the marginal headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

ARTICLE 20 - PUBLICITY

20.1 On or shortly after the date hereof, the parties will issue the joint press release regarding this Agreement attached hereto as Schedule 20.1 (the "Joint Press Release").

20.2 After the date hereof, [**] whether to the [**] stating that [**] or had [**] insofar as otherwise provided in this Agreement, [**]

      20.2.1 Notwithstanding any other provision in this Agreement, [**] after the date hereof, [**] concerning the subject matter of this Agreement, [**].

      20.2.2 Notwithstanding anything to the contrary in the foregoing, [**] the Agreement, [**] in any [**] including the [**] to this language in connection with [**]; provided, however, [**] For the avoidance of doubt, the parties agree that, [**] in connection with [**] the statements [**]

      20.2.3 Within [**] days of the date hereof, Sepracor shall provide to HMR the redacted version of this Agreement that Sepracor proposes to submit to the Securities and Exchange Commission (the "SEC"), and HMR shall have the right to provide comments thereon. Sepracor shall consider HMR's comments in good faith and, to the extent permitted by law, will not unreasonably withhold its acceptance of such comments. Sepracor shall notify promptly HMR of any comments of the SEC with respect to such submission.

20.3 HMR may use the Joint Press Release and any Sepracor announcement concerning the subject matter of this Agreement, and any statements made in any of the foregoing, without prior notice or approval.

      20.3.1 Notwithstanding anything to the contrary in the foregoing, but subject always to Sections 20.4 and 20.5 below, HMR may use whatever publicity, news release or public announcements, written or oral, whether to the public or press, stockholders, investors, customers, suppliers or otherwise which it deems, in it sole discretion, to be appropriate for the purpose of commercializing the Product in the Territory.

      20.3.2 Notwithstanding anything to the contrary in the foregoing, but subject always to section 20.5 below, HMR may make reference to the ownership and origin of the technology underlying the Agreement, including, but not limited to, the outcome of HMR's determination of priority of invention between the Assigned Patents and the 542 application and the basis of such determination, including but not limited to the interference arbitrator's decision or opinion.

20.4 Except to the extent set forth in the Joint Press Release, neither party shall disclose the material business terms of this Agreement except to the extent required by law or regulation.

20.5 The parties acknowledge that the interference proceeding and arbitration between them are dissolved and settled by this Agreement, and neither party shall refer to the interference arbitrator's decision or opinion as a legally binding decision in or determination of the interference or arbitration thereof.

20.6 Any publicity, news release or public announcement made out of compliance with this Article will be considered a material breach of this Agreement subject only to the provisions of Section 9.1.

ARTICLE 21 - UNENFORCEABLE PROVISIONS

21.1 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect such provision, or the application thereof, in any other jurisdiction.

ARTICLE 22 - CONSTRUCTION

22.1 As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by fact or context.

ARTICLE 23 - HMR OWNERSHIP

23.1 Nothing in this Agreement shall be construed as conveying or transferring patent or technology rights of any kind owned by HMR to Sepracor.

23.2 All business decisions, including, but not limited to, decisions concerning pricing, reimbursement, package design, sales and promotional activities for Product, and the decision to launch or continue to market Product in the Territory, shall be within the sole discretion of HMR.

23.3 No right, express or implied, is granted by this Agreement to use in any manner any trade name or trademark of HMR. When making reference to any HMR trademark relating to Compound, Sepracor shall include an acknowledgement that such trademark is the property of HMR. Such acknowledgement shall be included in an appropriate manner on, for example, any literature, promotional material or advertising. Sepracor will not use any of HMR's trademarks or trade names relating to Compound in a manner which a Third Party could reasonably consider to compromise the quality and goodwill associated therewith.

ARTICLE 24 - EXECUTION

24.1 This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original.

ARTICLE 25 - CLOSING

25.1 The respective obligations of each party to effect the transactions contemplated under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (the performance of any of which by the other party may be waived in writing by Sepracor or
      HMR).

      25.1.1 Neither Sepracor nor HMR shall be subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated hereby.

      25.1.2 No statute, rule or regulation shall have been enacted by the government, or any governmental agency of the United States or any state, municipality or other political subdivision thereof, that makes the consummation of the transactions contemplated hereby illegal.

      25.1.3 The representations and warranties of the other party shall be accurate in all material respects as of the time of the Closing Date.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.


                                    SEPRACOR INC.


                                    By:  /s/ Timothy J. Barberich
                                        ------------------------------
                                    Name:  Timothy J. Barberich
                                    Title: President & CEO


                                    HOECHST MARION ROUSSEL, INC.


                                    By:  /s/ Peter W. Ladell
                                        ------------------------------
                                    Name:  Peter W. Ladell
                                    Title: Chief Operating Officer

                        SCHEDULE 2.1: FORM OF ASSIGNMENT

                                   ASSIGNMENT

WHEREAS, Sepracor Inc. ("Sepracor"), a Delaware corporation having a place of business at 111 Locke Drive, Marlborough, Massachusetts 01752, is the sole owner of U.S. Patent No. 5,375,693, entitled "Methods and Compositions for Treating Allergic Disorders and Other Disorders using Metabolic Derivatives of Terfenadine" (the "693 Patent") and U.S. Patent Application Serial No. 08/191,149, entitled "Methods and Compositions for Treating Allergic Disorders and Other Disorders using Optically Pure Isomers of Metabolic Derivatives of Terfenadine" (the "149 Application"), and United States patent applications related thereto; and

WHEREAS, Hoechst Marion Roussel, Inc. ("HMR"), a Delaware corporation having a place of business at Route 202-206, P.O. Box 6800, Bridgewater, New Jersey 08807, is desirous of obtaining Sepracor's entire right, title, and interest in, to, and under the 693 Patent, the 149 Application, and United States patent applications related thereto.

NOW, THEREFORE, in consideration of the premises, one dollar, and other good and valuable consideration to Sepracor, the receipt and sufficiency of which is hereby acknowledged, Sepracor hereby assigns to HMR its entire right, title and interest in, to, and under the 693 Patent and the 149 Application (hereby incorporated by reference as if fully set forth herein) together with any and all related United States patent applications, including, but not limited to, any additions, divisions, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, patent term extensions and renewals thereof, and patents issuing therefrom, in each case, as fully and entirely as the same would have been held and enjoyed by Sepracor if this assignment had not been made.

Sepracor also authorizes and requests that the Commissioner of Patents and Trademarks of the United States, whose duty it is to issue patents or other evidence or forms of industrial property protection on applications as aforesaid, to issue the same to HMR in accordance with the terms of this instrument.

      IN WITNESS WHEREOF, the undersigned duly authorized representative of Sepracor has affixed his signature.

SEPRACOR INC.

By: _____________________________         Date: ______________________
       Timothy J. Barberich
       President & CEO

Commonwealth of Massachusetts  )
                               ) SS.:
County of Middlesex            )

      On this _____ day of _________, 1999, before me, a Notary Public in and for the Commonwealth and County aforesaid, personally appeared Timothy J. Barberich, to me known and known to me to be the person of that name, who signed and sealed the foregoing instrument, and he acknowledged the same to be his free act and deed.


                                                      _________________________,
                                                                  Notary Public.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                 SCHEDULE 1.21:

                                SEPRACOR PATENTS



                                       [**]